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                                                                      Exhibit 15


December 2, 1996


Shareholders and Board of Directors
Homestead Village Incorporated

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of Homestead Village Incorporated pertaining to the Homestead Village Incorporated 1996 Long-Term Incentive Plan of our report dated November 8, 1996 relating to the unaudited condensed interim financial statements of Homestead Village Incorporated that are included in its Form 10-Q for the quarter ended September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        /s/ Ernst & Young LLP